MANAGEMENT EMPLOYMENT AGREEMENT

This Agreement is entered into between James A. Ranspot ("Manager") and Alon USA GP, LLC, a Delaware limited liability company ("Employer" or "Company"), on November 18, 2013, who, in return for the mutual promises set forth herein, agree as follows:
1.Position/Term. (a) The term of the Manager's employment hereunder shall be deemed to have commenced as of November 18, 2013.
(b)    Throughout the term of this Agreement, Employer shall employ Manager and Manager shall render services to Employer in the capacity and with the title of Senior Vice President, General Counsel and Secretary of Alon USA Energy, Inc. and its subsidiaries, or such other title as may be established by Employer from time to time. Manager shall devote his full time and best effort to the successful functioning of the business of Employer and shall faithfully and industriously perform all duties pertaining to his position, including such additional duties as may be assigned from time to time, to the best of Manager's ability, experience and talent. Manager shall be subject at all times during the term hereof to the direction and control of Employer in respect of the work to be done.
(c)    Manager's employment hereunder shall be for an initial term of five years. Thereafter, the term shall renew automatically each year for a term of one year, unless either party provides the other with written notice at least 30 days prior to the expiration of the term.
2.Compensation. (a) Manager's salary ("Base Compensation") shall be $281,900 per year, payable bi-weekly (unless the payroll practice of the Company changes to monthly or semi-monthly) in arrears and subject to change only with the mutual written consent of Employer and Manager. The Company maintains guidelines for annual merit increases for salaries of all salaried employees/management, including Manager.
(b)     Manager shall be entitled to participate in the Alon USA Annual Cash Bonus Plan which will be subject to modification in the sole discretion of the Company without advanced notice from time to time as set forth therein. For purposes of determining the Manager's Target Bonus Amount under such plan, the Manager shall participate up to an amount equal to one-hundred percent (100%) of base compensation.
3.Fringe Benefits; Reimbursement of Expenses. Employer shall make available, or cause to be made available to Manager, throughout the period of his employment hereunder, such benefits, including any disability, hospitalization, medical benefits, life insurance, pension plan or other benefits or policy, as may be put into effect from time to time by Employer generally for other management members at the level of Manager. The Company expressly reserves the right to modify such benefits at any time.
Manager will be reimbursed for all reasonable out-of-pocket business, business entertainment and travel expenses paid by the Manager, in accordance with and subject to applicable Company expense incurrence and reimbursement policies. Any expense reimbursements required to be made under this Agreement will be for expenses incurred by Manager during the term of this Agreement, and such reimbursements will be made not later than December 31st of the year following the year in which Manager incurs the expense; provided, that in no event will the amount of expenses eligible for payment or reimbursement in one calendar year affect the amount of expenses to be paid or reimbursed in any other calendar year. Manager's right to expense reimbursement will not be subject to liquidation or exchange for another benefit.
4.Vacation. The number of vacation days to which Manager shall be entitled each year shall be based on the years of service of the Manager for Employer as follows - 15 days up to 10 years, 20 days after 10 years, 25 days after 20 years, and 30 days after 30 years. Unless otherwise agreed, vacation may not be carried over into a new calendar year. Vacation time shall be taken only after providing reasonable notice to the person to whom the Manager reports.
5.Compliance With Employer Policies. Manager shall comply with and abide by all employment policies and directives of Employer. Employer may, in its sole discretion, change, modify or adopt new policies and directives affecting Manager's employment. In the event of any conflict between the terms of this Agreement and Employer's employment policies and directives, the terms of this Agreement will be controlling.
6.Restrictive Covenant. In consideration of the confidential business information that Employer promises to provide Manager access or exposure to during the term of employment as described in paragraph 7 of the Agreement, Manager agrees to the following restrictive covenants:
(a)    Manager agrees that during the term of Manager's employment with Employer and for a period of one year following any termination of Manager's employment, if the Manager terminates employment during the first two years of Manager's employment, or nine months, if the Manager terminates employment after the first two years of employment and before the completion of five years of employment (the ''Non-Compete Period"), Manager will not, without the prior written consent of Employer, directly or indirectly, either as an individual or as an employee, officer, director, shareholder, partner, sole proprietor, independent contractor, consultant or in any other capacity conduct any business, or assist any person in conducting any business, that is in competition with the business of Employer or its Affiliates (as defined below).
(b) In addition to any other covenants or agreements to which Manager may be subject, during the Non-Compete Period, Manager will not, directly or indirectly, either as an individual or as an employee, officer, director, shareholder, partner, sole proprietor, independent contractor, consultant or in any other capacity whatsoever approach or solicit any customer or vendor of Employer with whom the Manager had contact or received information about during the course of employment for the purpose of causing, directly or indirectly, any such customer or vendor to cease doing business with Employer or its Affiliates.
For the purposes of this Agreement, the "business of Employer or its Affiliates" means the business of refining petroleum distillates and the wholesale distribution of such products in the Territory. The term "Affiliates" means all subsidiaries of Employer and each person or entity that controls, is controlled by, or is under common control with Employer. The "Territory" means the states of Texas, New Mexico, Arizona, California, Oregon, Washington and Nevada. It is understood and agreed that the scope of each of the covenants contained in this Section 6 is reasonable as to time, area, and persons and is necessary to protect the legitimate business interest of Employer. It is further agreed that such covenants will be regarded as divisible and will be operative as to time, area and persons to the extent that they may be so operative. The terms of this Section 6 shall not apply to the ownership by Manager of less than 5% of a class of equity securities of an entity, which securities are publicly traded on the New York Stock Exchange, the American Stock Exchange, or the National Market System of the National Association of Securities Dealers Automated Quotation System. The provisions of this Section 6 will survive any termination or expiration of this Agreement.
7.Confidentiality. (a) During the course of employment, Employer promises to provide Manager with access or exposure to information or ideas of a confidential or proprietary nature which pertain to an area of Employer's business, financial, legal, marketing, administrative, personnel, technical or other functions or which constitute trade secrets (including, but not limited to, as examples specifications, designs, plans, drawings, software, data, prototypes, the identity of sources and markets, marketing information and strategies; business and financial plans and strategies, methods of doing business; data processing and management information and technical systems, programs and practices; customers and users and their needs, sales history; and financial strength), and such information of third parties which has been provided to Employer in confidence ("Confidential Information"). All such information is deemed "confidential" or "proprietary'' whether or not it is so marked, provided that it is maintained as confidential by the Company. Information will not be considered to be Confidential Information to the extent that it is generally available to the public. Nothing in this Section 7 will prohibit the use or disclosure by Manager of knowledge that is in general use in the industry or general business knowledge.
(b)Manager shall hold Confidential Information in confidence, use it only in connection with the performance of duties on behalf of Employer, and restrict its disclosure to those directors, employees or independent contractors of Employer having a need to know.
(c)Manager shall not disclose, copy or use Confidential Information for the benefit of anyone other than Employer without Employer's prior written consent.
(d)Manager shall, upon Employer's request or Manager's termination of employment, return to Employer any and all written documents containing Confidential Information in Manager's possession, custody or control.
8.Non-Interference with Employment Relationships. In consideration of the confidential business information that Employer promises to provide Manager access or exposure to during the term of employment as described in paragraph 7 of this Agreement, Manager promises that during the term of his/her employment with Employer, and for a period of one (1) year thereafter, Manager shall not, without Employer's prior written consent, directly or indirectly: (a) induce or attempt to induce any employee to leave the Employer's employ; or (b) interfere with or disrupt the Employer's relationship with any of its employees or independent contractors.
9.Copyright, Inventions, Patents. Employer shall have all right, title and interest to all features (including, but not limited to, graphic designs, copyrights, trademarks and patents) created during the course of or resulting from Manager's employment with Employer. Manager hereby assigns to Employer all copyright ownership and rights to any work developed by Manager and reduced to practice for or on behalf of Employer or which relate to Employer's business during the course of the employment relationship. At Employer's expense, Manager shall do all other things including, but not limited to, the giving of evidence in suits and proceedings, and the furnishing and/or assigning of all documentation and other materials relative to Employer's intellectual property rights, necessary or appropriate for Employer to obtain, maintain, and assert its rights in such work.
10.Termination of Employment. (a) Employer may terminate Manager's employment hereunder at any time for Cause. For purposes hereof, Cause shall mean: (i) conviction of a felony or a misdemeanor where imprisonment is imposed for more than 30 days; (ii) commission of any act of theft, fraud, dishonesty, or falsification of any employment or Employer records; (iii) improper disclosure of Confidential Information; (iv) any intentional action by the Manager having a material detrimental effect on the Company's reputation or business; (v) any material breach of this Agreement, which breach is not cured within ten (10) business days following receipt by Manager of written notice of such breach; (vi) unlawful appropriation of a corporate opportunity; or (vii) intentional misconduct in connection with the performance of any of Manager's duties, including, without limitation, misappropriation of funds or property of the Company, securing or attempting to secure to the detriment of the Company any profit in connection with any transaction entered into on behalf of the Company, any material misrepresentation to the Company, or any knowing violation of law or regulations to which the Company is subject. Upon termination of Manager's employment with the Company for Cause, the Company shall be under no further obligation to Manager, except to pay all earned but unpaid Base Compensation and all accrued benefits and vacation to the date of termination (and to the extent required by law).
(b)Employer may terminate Manager's employment hereunder without Cause, or Manager may terminate his employment hereunder for Good Reason, upon not less than thirty (30) days prior written notice. In the event of any such termination, Manager shall be entitled to receive his Base Compensation through the termination date and any annual bonus entitlement, prorated for the number of months of employment for the fiscal year in question, all accrued benefits and vacation to the date of termination (and to the extent required by law), plus, during the first two years of Manager's employment hereunder, an amount of severance payment equal to one year's Base Compensation as in effect immediately before any notice of termination, or, after the first two years of Manager's employment hereunder, an amount of severance payment equal to nine months' Base Compensation as in effect immediately before any notice of termination. "Good Reason" means (i) without the Manager's prior written consent, the Employer reduces Manager's Base Compensation or the percentage of Manager's Base Compensation established as Manager's maximum target bonus percentage for purposes of Employer's annual cash bonus plan, (ii) any material breach of this Agreement, which breach is not cured within ten (10) business days following receipt by Employer of written notice of such breach; and (iii) the delivery by Employer of notice pursuant to Section 1 (c) of this Agreement that it does not wish this Agreement to automatically renew for any subsequent year.
(c)Manager may terminate the employment relationship hereunder with not less than thirty (30) days prior written notice. Upon any such termination of Manager's employment, other than for Good Reason, the Company shall be under no further obligation to Manager, except to pay all earned but unpaid Base Compensation and all accrued benefits and vacation to the date of termination (and to the extent required by law).
(d)To the extent that a payment becomes due to Manager under this Section 10 by reason of Manager's termination of employment, (i) the term "termination of employment" will have the same meaning as "separation from service" under Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) except as provided in Section 10(e) below, all such payments will be made in a single lump sum no later than 60 days after the date on which Manager terminates employment.
(e)If the Company makes a good faith determination that a payment under this Agreement (i) constitutes a deferral of compensation for purposes of Section 409A of the Code, (ii) is made to Manager by reason of his separation from service and (iii) at the time such payment would otherwise be made Manager is a "specified employee" as hereinafter defined, the payment will be delayed until the first day of the seventh month following the date of such termination of employment and will bear interest at the prime rate of interest as published in the Wall Street Journal on the first business day following the date of Manager's termination of employment. For purposes of this Section 10, a specified employee is an officer of Alon USA Energy, Inc. with annual compensation in excess of $150,000 (as adjusted for years after 2008), provided that only the 50 highest paid officers of Alon USA Energy, Inc. may constitute "specified employees" for any 12-month period. An individual who is identified as a one of the 50 highest paid officers during any portion of a calendar year will be a specified employee for purposes of the Agreement during the 12-month period beginning on April 1 of the following calendar year.
(f)The provisions of Sections 6, 7, 8 and 9 of this Agreement will continue in effect notwithstanding any termination of Manager's employment.
11.Mediation and Arbitration. (a) Employer and Manager hereby state their mutual desire for any dispute concerning a legally cognizable claim arising out of this Agreement or in connection with the employment of Manager by Employer, including, but not limited to, claims of breach of contract, fraud, unlawful termination, discrimination, harassment, workers' compensation retaliation, defamation, tortious infliction of emotional distress, unfair competition, and conversion ("Legal Dispute"), to be resolved amicably, if possible, and without the need for litigation.
(b)Based on this mutual desire, in the event a Legal Dispute arises, the parties shall utilize the following protocol:
(i)    The parties shall first submit the Legal Dispute to mediation under the auspices of the American Arbitration Association ("AAA") and pursuant to the mediation rules and procedures promulgated by the AAA.
(ii)     In the event mediation is unsuccessful in fully resolving the Legal Dispute, binding arbitration shall be the method of final resolution of the Legal Dispute. The parties expressly waive their rights to bring action against one another in a court of law, except as expressly provided in subsection (d). The parties hereto acknowledge that failure to comply with this provision shall entitle the non-breaching party not only to damages, but also to injunctive relief to enjoin the actions of the breaching party. Any Legal Dispute submitted to Arbitration shall be under the auspices of the AAA and pursuant to the "National Rules for the Resolution of Employment Disputes," or any similar identified rules promulgated at such time the Legal Dispute is submitted for resolution. All mediation and arbitration hearings shall take place in Dallas, Texas.
(c)    Notice of submission of any Legal Dispute to mediation shall be provided no later than three hundred sixty-five (365) calendar days following the date the submitting party became aware of the conduct constituting the alleged claims. Failure to do so shall result in the irrevocable waiver of the claim made in the Legal Dispute.
(d)Notwithstanding that mediation and arbitration are established as the exclusive procedures for resolution of any Legal Dispute, (i) either party may apply to an appropriate judicial or administrative forum for injunctive relief and (ii) claims by Employer arising in connection with paragraphs 6, 7, 8 or 9 may be brought in any court of competent jurisdiction.
(e)    Each party acknowledges that a remedy at law for any breach or attempted breach of paragraphs 6, 7, 8 or 9 of this Agreement will be inadequate, agrees that Employer will be entitled to specific performance and injunctive and other equitable relief in case of any breach or attempted breach, and agrees not to use as a defense that any party has an adequate remedy at law. This Agreement shall be enforceable in a court of equity, or other tribunal with jurisdiction, by a decree of specific performance, and appropriate injunctive relief may be applied for and granted in connection herewith. Such remedy shall not be exclusive and shall be in addition to any other remedies now or hereafter existing at law or in equity, by statute or otherwise. Except as provided in subsection (c) no delay or omission in exercising any right or remedy set forth in this Agreement shall operate as a waiver thereof or of any other right or remedy and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right or remedy.
12.Assignment. This Agreement shall not be assignable by either party except that upon any sale or transfer of all or substantially all of its business by Employer, Employer may assign this Agreement to its successor; any failure to make such an assignment will be considered to constitute the termination of Manager's employment without cause effective upon the closing of the referenced transaction.

13.No Inducement, Agreement Voluntary. Manager represents that (a) he has not been pressured, misled, or induced to enter into this Agreement based upon any representation by Employer or its agents not contained herein, (b) he has entered into this Agreement voluntarily, after having the opportunity to consult with representatives of his own choosing and that (c) his agreement is freely given.

14.Interpretation and Severability. Any paragraph, phrase or other provision of this Agreement that is determined by a court, arbitrator or arbitration panel of competent jurisdiction to be unreasonable or in conflict with any applicable statute or rule, shall be deemed, if possible, to be modified or altered so that it is not unreasonable or in conflict or, if that is not possible, then it shall be deemed omitted from this Agreement. The invalidity of any portion of this Agreement shall not affect the validity of the remaining portions. Further, should any clause, sentence, provision, paragraph, or part of this Agreement be adjudged by any court of competent jurisdiction, or be held by any other competent governmental authority having jurisdiction, to be illegal, invalid, or unenforceable, such judgment or holding shall not affect, impair, or invalidate the remainder of the Agreement, but shall be confined to the greatest extent possible in its operation to the particular clause, sentence, provision, paragraph, or part of the agreement directly involved, and the remainder of the Agreement shall remain in full force and effect.
15.Prior Agreements Superseded; Amendments. This Agreement revokes and supersedes all prior agreements, written and oral, and represents the entire agreement between the parties in relation to the employment of the Manager by the Company after the Commencement Date and, except as provided in Section 17 below, shall not be subject to modification or amendment by any oral representation, or any written statement by either party, except for a dated writing signed by the Manager and the Employer.

16.Section 409A of the Code. To the extent that any payment made under this Agreement constitutes a deferral of compensation subject to Section 409A of the Code, the time of such payment may not be accelerated except to the extent permitted by Section 409A of the Code. Where Section 409A of the Code permits a payment or benefit that constitutes a deferral of compensation to be accelerated, the payment or benefit may be accelerated in the sole discretion of the Company. Notwithstanding any provision of this Agreement to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Agreement as the Company deems necessary or desirable solely to avoid the imposition of taxes or penalties under Section 409A of the Code.

17.Notices. All notices, demands and requests of any kind to be delivered in connection with this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered or if sent by nationally-recognized overnight courier or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

(a)	if to the Company,to:
Alon USA GP, LLC
Attention: Human Resources
12700 Park Central Dr., Suite 1600
Dallas, TX 75251
Telecopy number: (972) 367-3724

(b)	if to Manager, to the address of Manager set forth on the signature page hereto;

or to such other address as the party to whom notice is to be given may have furnished to the other in writing in accordance with the provisions of this Section 17. Any such notice or communication shall be deemed to have been received: (i) in the case of personal delivery, on the date of such delivery; (ii) in the case of nationally-recognized overnight courier, on the next business day after the date sent; and (iii) if by registered or certified mail, on the third business day following the date postmarked.

18.Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to principles of conflicts of law.

MANAGER:		EMPLOYER:

James A. Ranspot		ALON USA GP, LLC

/s/ James Ranspot	By:	/s/ Paul Eisman
	Name:	Paul Eisman
	Title:	Chief Executive Officer

Address for notices:
9321 Waterview Road
Dallas, Texas 75218